FLEET NATIONAL BANK

1998 Amended and Restated
Commercial Revolving Line of Credit Agreement


THIS 1998 AMENDED AND RESTATED COMMERCIAL REVOLVING LINE OF CREDIT AGREEMENT ("Agreement"), dated as of September 30, 1998, between FLEET NATIONAL BANK (the "Bank"), having an office at 777 Main Street, Hartford, Connecticut 06115 and SWISS ARMY BRANDS, INC. (the "Borrower"), having its chief executive office at One Research Drive, Shelton, Connecticut 06484.

     This Agreement constitutes the amendment and restatement of that certain Amended and Restated Loan Agreement (the "Original Loan Agreement") between the Borrower (then known as The Forschner Group, Inc.) and the Lender (then known as The Connecticut National Bank) dated as of June 18, 1992, as modified by a First Modification to Amended and Restated Loan Agreement dated as of August 13, 1993, a Second Modification to Amended and Restated Loan Agreement dated as of February 17, 1994, and a Third Modification to Amended and Restated Loan Agreement dated as of September 30, 1994.

         W I T N E S S E T H:

                             Section 1. Definitions

     Unless otherwise defined or specified herein, all accounting terms shall be construed and all accounting determinations shall be made in accordance with GAAP.

     Advance means a Base Rate Advance or LIBOR Advance made by the Bank to the Borrower pursuant to the Agreement.

     Affiliate means any person or corporation which directly or indirectly controls, or is controlled by, or is under common control with the Borrower.

     Agreement means this Commercial Revolving Line of Credit Agreement.

     Applicable Interest Period means the interest period selected by the Borrower pursuant to this Agreement.

     Base Rate Advance means an Advance that bears interest at a rate per annum equal to the Base Rate.

     Base Rate means the variable per annum rate of interest so designated by the Bank from time to time as its Base Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

     Borrowing Date means the date on which the Bank shall make an Advance pursuant to the terms of this Agreement.

     Business Day means in respect of any date that is specified in this Agreement or the Note to be subject to adjustment in accordance with the Modified Business Day Convention, a day on which commercial banks settle payments in (i) New York or London if the payment obligation is calculated by reference to LIBOR, or (ii) Connecticut, if the payment obligation is calculated by reference to any Base Rate.

     Control shall be deemed to exist if any person, entity or corporation, or combination thereof shall have possession, directly or indirectly, of the power to direct the management or policies of the Borrower or any person, entity, or corporation deemed to be an Affiliate of the Borrower, and shall be deemed to include any holder of 10% or more of any stock or other interest in the Borrower or in any person, entity or corporation deemed to be an Affiliate of the Borrower, whether such holding is direct or indirect.

     Cost of Funds means the per annum rate of interest which Bank is required to pay, or is offering to pay, for wholesale liabilities, adjusted for reserve requirements and such other requirements as may be imposed by federal, state or local government and regulatory agencies, as determined by Fleet Treasury Group.

     Current Ratio means the ratio of Total Current Assets to Total Current Liabilities.

     Dividends means, for the applicable period, the aggregate of all amounts paid or payable as dividends, with respect to Borrower's shares of stock, whether now or hereafter outstanding.

     Earnings Before Interest and Taxes means, for the applicable period, income from continuing operations before the payment of interest and taxes determined in accordance with GAAP.

     Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") means, for the applicable period, income from continuing operations before the payment of interest and taxes plus depreciation and amortization determined in accordance with GAAP.

     Events of Default shall have the meaning given such term in Section 8 of this Agreement.

     Eurocurrency Liabilities shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     Fixed Rate Advance means a LIBOR Advance or a Cost of Funds Advance.

     GAAP means generally accepted accounting principles in the United States of America, as from time to time in effect; provided, however, that for purposes of compliance of Section 7 of this Agreement and the related definitions, GAAP means such principles as in effect on the date of the preparation and delivery of the financial statements described in Section 3.3 and Schedule A hereto and consistently followed, without giving effect to any subsequent changes other than changes consented to in writing by the Bank.

     Indebtedness means all obligations that in accordance with GAAP should be classified as liabilities upon Borrower's balance sheet or to which reference should be made by footnotes thereto.

     Intangible Assets means assets that in accordance with GAAP are properly classifiable as intangible assets, including, but not limited to, goodwill, franchises, licenses, patents, trademarks, tradenames and copyrights.

     Interest means, for the applicable period, all interest paid or payable, including, but not limited to, interest paid or payable on Indebtedness and on Capital Leases, determined in accordance with GAAP.

     Interest Coverage Ratio means the ratio of Earnings Before Interest and Taxes to Interest.

     Interest Period means with respect to each LIBOR Advance:

     (i) initially the period (A) commencing on the Borrowing Date of such Advance, and (B) ending at the end of the Applicable Interest Period one, two or three months thereafter, as the case may be, as selected by the Borrower, and
(ii) thereafter, such subsequent Interest Period for such LIBOR Advance shall begin on the last day of the preceding Interest Period for such LIBOR Advance and shall end at the end of the Applicable Interest Period one, two or three months thereafter as the Borrower may select pursuant to this Agreement; provided that (A) any Interest Period which would otherwise end on a day which is not a Business Day shall end and the next Interest Period shall commence on the next preceding or the next succeeding day which is a Business Day as determined conclusively by the Bank in accordance with the then current bank practices in London, England and (B) no Interest Period for a LIBOR Advance shall end after the Termination Date.

     LIBOR Advance means an Advance that bears interest at a rate per annum equal to the LIBOR Interest Rate.

     LIBOR shall mean, as applicable to any LIBOR Advance, the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such LIBOR Advance which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two London Banking Days preceding the first day of such LIBOR Advance; provided, however, if the rate described above does not appear on the Telerate system on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to the interest period on the Reuters Page "LIBO" or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two
(2) London Banking Days prior to the beginning of such interest period. "Banking Day" shall mean, in respect of any city, any date on which commercial banks are open for business in that city.

     If both the Telerate and Reuters system are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such LIBOR Advance which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) London Banking Days preceding the first day of such LIBOR Advance as selected by the Calculation agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such LIBOR Advance offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that its two London Banking Days preceding the first day of such LIBOR Advance. In the event that Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to LIBOR Advance cannot be determined.

     In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Rate with respect to LIBOR deposits of Bank then for any period during which such Reserve Rate shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Rate.

     LIBOR Margin means one and ten one hundredths (1.10%) percent per annum.

     LIBOR Interest Rate means an interest rate per annum equal at all times during an Interest Period equal to the aggregate of (i) LIBOR and (ii) the LIBOR Margin.

     Line of Credit means the maximum principal amount set forth in Section 2.1 of this Agreement that the Bank may advance to the Borrower and the Borrower may borrow from the Bank.

     Modified Following Business Day Convention shall mean the convention for adjusting any relevant date if it would otherwise fall on a day that is not a Business Day. The following terms, when used in conjunction with the term, "Modified Following Business Day Convention", and a date, shall mean that an adjustment will be made if that date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day.

     Net Income (Net Loss) means the net income (or net loss, expressed as a negative number) for any period, after all taxes actually paid or accrued and all expenses and other charges determined in accordance with GAAP.

     Note means the note executed and delivered by the Borrower in substantially the form of Exhibit 1 hereto and which evidences the Line of Credit.

     Related Agreements means the various agreements and documents described under the heading "Related Agreements" in Schedule A to this Agreement and such other documents as requested by the Bank, delivered or caused to be delivered, by the Borrower to the Bank.

     Reserve Rate means the rate (expressed as a decimal) at which the Bank would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System against Eurocurrency Liabilities if such liabilities were outstanding. The LIBOR Interest Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Rate, and the rate of interest thereby effected shall simultaneously change.

     Subsidiary means any corporation, a majority of whose outstanding stock having ordinary voting powers for the election of directors, shall at any time be owned or controlled by the Borrower or one or more of its subsidiaries.

     Stock Repurchase Advances shall have the meaning given such term in Section 5.12(b) of this Agreement.

     Stockholder Equity means total stockholder equity determined in accordance with GAAP.

     Tangible Net Worth means Stockholder Equity minus Intangible Assets.

     Termination Date shall have the meaning given such term in Section 2.1 of this Agreement.

     Total Current Assets means total current assets determined in accordance with GAAP.

     Total Current Liabilities means total current Indebtedness determined in accordance with GAAP.

     Total Liabilities means total Indebtedness determined in accordance with GAAP.

     Working Capital means Total Current Assets less Total Current Liabilities.

                          Section 2. The Line of Credit

     2.1 The Line of Credit. Pursuant to the terms of this Agreement and upon the satisfaction of the conditions precedent referred to in Section 4 hereof, the Bank will lend to the Borrower, and the Borrower may, in its sole discretion, borrow from the Bank, advances not to exceed the aggregate principal amount to be outstanding at any time of Ten Million and No/100 DOLLARS ($10,000,000.00) (the "Line of Credit") as evidenced by the Note. If any advances are made during the period from the date hereof until June 29, 1999 as adjusted by the Modified Following Business Day Convention (as such date may be extended in writing from time to time in the Bank's sole and absolute discretion, the "Termination Date"), unless an Event of Default occurs and is continuing, the Borrower may borrow, repay and reborrow under this Agreement; provided, however, that all outstanding principal plus accrued and unpaid interest shall be paid in full on the Termination Date.

     2.2 Advances. (a) If any Advance is made, the Advance shall be made by a deposit to any of Borrower's accounts with the Bank. Advances will be payable as provided in the Note. Prior to the Termination Date, all LIBOR Advances and Cost of Funds Advances shall be repaid in full at the end of the Agreement. In the event the Borrower fails to provide notice of the type of Advance to be effected by a new borrowing, Borrower shall be deemed to have elected a Base Rate
Advance. If any Advance is made, the Bank may, at its option, record on the books and records of the Bank or endorse on a schedule attached to the Note, an appropriate notation evidencing any Advance, each repayment on account of the principal thereof and the amount of interest paid; and the Borrower authorizes the Bank to maintain such records or make such notations and agrees that the amount shown on the books and records or on said schedule, as applicable, as outstanding from time to time shall constitute the amount owing to the Bank pursuant to this Agreement, absent manifest error. In the event the amount shown on the schedule conflicts with the amount noted as due pursuant to the books and records of the Bank, the books and records of the Bank shall control the disposition of the conflict.

     (b) Whenever Borrower desires that the Bank make an Advance which is to be a Base Rate Advance, it shall give the Bank notice of such request. The Borrowing Date relating to such Advance shall be a Business Day.

     (c) When Borrower desires that Bank make an Advance which is to be a LIBOR Advance or a Cost of Funds Advance, it shall give Bank not less than two (2) Business Days notice of such request. The Borrowing Date relating to such Advance shall be a Business Day.

     (d) Each request for an Advance shall specify whether such Advance is to be a Base Rate Advance, a LIBOR Advance or a Cost of funds Advance and, once so specified, such specification may not be changed except with prior approval of the Bank. Each such request shall further specify the Interest Period to be applicable to such Advance as follows:

(i)  for Base Rate Advances no Interest Period need be specified and

(ii) for LIBOR Advances, the Interest Period may be of a duration of one, two or three months; and

(iii)for Cost of Funds Advances, the Interest Period may be of a duration of from 7 to 30 days.

               2.2.A Letters of Credit; Reduction in Availability.
     (a) Within the limits set forth in 2.1 of this Agreement and subject to the provisions of this Section 2.2.A, the Borrower may, from time to time, request the Lender to issue commercial letters of credit and standby letters of credit ("L/Cs"). The aggregate outstanding available undrawn amount of all outstanding Letters of Credit plus the aggregate amount of Advances outstanding under the Line of Credit shall not exceed $10,000,000.

     (b) The amount of Advances which would otherwise be available to the Borrower under the Line of Credit shall be reduced by the aggregate outstanding available undrawn amount of outstanding Letters of Credit.

     (c) A draw under a Letter of Credit shall be deemed to be a request for an Advance under the Line of Credit.

     (d) No Letters of Credit shall be issued with an expiration date later than 180 days after the Termination Date.

     (e) Borrower shall execute any additional documentation as the Bank may request in connection with the issuance of Letters of Credit including, without limitation, reimbursement agreements.

     (f) The Bank's obligation to issue Letters of Credit is contingent upon the payment by the Borrower of the applicable fees from the Bank's then current fee schedule for commercial letters of credit, and a fee of 1.5% of the face amount for standby letters of credit.

     2.3 Interest; Principal. LIBOR Advances, Base Rate Advances and Cost of Funds Advances will bear interest at a per annum rate as provided in the Note. Such interest shall be payable as specified in the Note. Principal shall also be repaid in accordance with the terms of the Note. Upon the occurrence of and during the continuance of an Event of Default or after maturity or after judgment has been rendered on this Note, Borrower's right to select pricing options shall, at the option of the Bank, cease and the unpaid principal of all advances shall, at the option of the Bank, bear interest at a rate which is four
(4) percentage points per annum greater than that which would otherwise be applicable.

     All agreements between Borrower and Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Lender in the execution, delivery and acceptance of this Note to contract in strict compliance with the laws of the State of Connecticut from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof, the Note or of any of the Related Agreements at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Bank.

     2.4 Computation of Interest. All computations of interest on the Note shall be made on the basis of a three hundred sixty (360) day year and the actual days elapsed.

     2.5 Payment of Principal and Interest. All payments shall be made in lawful money of the United States in immediately available funds. The Bank is authorized (but not required) to charge principal and interest and all other amounts due hereunder and under the Note to any account of the Borrower when and as it becomes due.

     2.6 Prepayments. (a) The Borrower may prepay Base Rate Advances, LIBOR Advances or Cost of Funds Advances in accordance with the terms of the Note. If at any time, the aggregate principal amount of all Advances under the Note shall exceed the Line of Credit, the Borrower shall immediately prepay so much of the outstanding principal balance, together with accrued interest on the portion of principal so prepaid as shall be necessary in order that the unpaid principal balance, after giving effect to such prepayments, shall not be in excess of the Line of Credit. Any such prepayment will, at the option of the Bank, be applied first to the payment of all costs and expenses incurred by the Bank and arising out of this Agreement, the Note or any Related Agreement and which has not been paid or reimbursed to the Bank, then to accrued interest to the date of the prepayment and the remainder to the outstanding principal.

     (b) Notwithstanding any other provision of this Agreement, (i) if, after the date of this Agreement, the introduction of or any change in any law or regulation (or change in the interpretation thereof by regulatory authorities) applicable to the Bank, shall make it, or (ii) if any central bank or other governmental authority having jurisdiction over the Bank shall assert that it is, unlawful for the Bank to perform its obligations hereunder to make LIBOR Advances to the Borrower or to continue to fund or maintain LIBOR Advances to the Borrower hereunder, then, on notice thereof by the Bank to the Borrower, (A) the obligation of the Bank to the Borrower to make LIBOR Advances shall terminate, and (B) within five (5) Business Days after the Bank gives notice, the Borrower shall prepay in full all such LIBOR Advances then outstanding, which the Bank is prohibited from maintaining or continuing, together with interest accrued thereon, provided, however, the Borrower may elect to convert all outstanding LIBOR Advances to Base Rate Advances.

     (c) The Borrower may, at its option, prepay any Base Rate Advances, in whole or in part, at any time, without fee or premium.

     (d) If at any time (i) the interest  rate on the loan is a fixed rate,  and
(ii) Bank in its sole discretion should determine that current market conditions can accommodate a prepayment request, Borrower shall have the right at any time and from time to time to prepay the loan in whole (but not in part), and Borrower shall pay to Bank a yield maintenance fee in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made, shall be subtracted from the "cost of funds" component of the fixed rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above-referenced United States Treasury security rate and the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. The resulting amount shall be the yield maintenance fee due to Bank upon prepayment of the fixed rate loan. Each reference in this paragraph to "Fixed Rate Election" shall mean the election by Borrower pursuant to paragraph 2.2 of this Loan Agreement and the Note.

     If by reason of the occurrence and continuance of an Event of Default Bank elects to declare the loan to be immediately due and payable, then any yield maintenance fee with respect to the loan shall become due and payable in the same manner as though Borrower had exercised such right of prepayment

     2.7 Review Fee. Intentionally Omitted.

     2.8 Late Charge. If the entire amount of any required installment of principal and/or interest is not paid in full within ten (10) days after the same is due, Borrower shall, at the discretion of the Bank, pay to the Bank a late fee equal to five percent (5%) of the required payment. The minimum late charge shall be $25.00. The assessment and collection of a late fee by the Bank shall not waive any Event of Default or preclude the exercise of the other rights and remedies available to the Bank hereunder.

     2.9 Additional Payments. (a) If the Bank shall deem applicable to this Agreement or the Note (including, in each case, any borrowed and any unused portion thereof), any requirement of any law of the United States of America, any regulation, order, interpretation, ruling, official directive or guideline (whether or not having the force of law) of the Board of Governors of the Federal Reserve System, the Comptroller of the Currency, the Federal Deposit Insurance Corporation or any other board or governmental or administrative agency of the United States of America which shall impose, increase, modify or make applicable to this Agreement or the Note or cause this Agreement or the Note to be included in any reserve, special deposit, calculation used in the computation of regulatory capital standards, assessment or other requirement which imposes on the Bank any cost that is attributable to the maintenance thereof, then, and in each such event, the Borrower shall promptly pay the Bank, upon its demand, such amount as will compensate the Bank for any such cost, which determination may be based upon the Bank's reasonable allocation of the aggregate of such costs resulting from such events. In the event any such cost is a continuing cost, a fee payable to the Bank may be imposed upon the Borrower periodically for so long as any such cost is deemed applicable by the Bank, in an amount determined by the Bank to be necessary to compensate the Bank for any such cost, which determination may be based upon the Bank's reasonable allocation of the aggregate of such costs resulting from such events. The determination by the Bank of the existence and amount of any such costs shall, in the absence of manifest error, be conclusive.

     (b) In the event the Bank shall determine that, by reason of circumstances affecting the London inter-bank Eurodollar market, adequate and reasonable methods do not exist for ascertaining the LIBOR Interest Rate which would otherwise be applicable during any Interest Period, the Bank shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower at least one Business Day before the first day of such Interest Period. In such event: (i) any pending notice of borrowing which specified a LIBOR Advance shall be of no effect; and (ii) the obligation of the Bank to make the LIBOR Advance shall be suspended until the Bank determines that the circumstances giving rise to such suspension no longer exist, whereupon the Bank shall notify the Borrower.

     (c) If, after the date of this Agreement, there shall be any increase in the cost to the Bank due to either (i) the introduction of or any change in any law or regulation (or the interpretation thereof by regulatory authorities) or
(ii) compliance with any written guideline or written request from any central bank or other governmental authority having jurisdiction over Bank (whether or not such guideline or request has the force of law), of agreeing to make or making, funding or maintaining LIBOR Advances to the Borrower, then the Borrower shall, from time to time, upon such notice by the Bank, pay to the Bank additional amounts sufficient to reimburse the Bank for such increased cost.


                    Section 3. Representations and Warranties

     The Borrower hereby represents and warrants to the Bank (which representations and warranties will survive the delivery of the Note and this Agreement and the making of any Advances and shall be deemed to be continuing until the Note is fully paid and this Agreement is terminated) that:

     3.1 Existence and Power. (a) The Borrower is a corporation which is and will continue to be, duly organized and validly existing; the Borrower is in good standing under the laws of its state of organization; (b) the Borrower is qualified and in good standing to do business in all other jurisdictions in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; (c) the Borrower has the power to execute and deliver this Agreement, the Note, the Related Agreements and to borrow hereunder, and (d) the Borrower has all permits, authorizations and licenses, without unusual restrictions or limitations, to own, operate and lease its properties and to conduct the business in which it is presently engaged, all of which are in full force and effect.

     3.2 Authority. The making and performance by the Borrower of this Agreement and the Related Agreements have been authorized by all necessary action. The execution and delivery of this Agreement, the Note and the Related Agreements, the consummation of the transactions herein and therein contemplated, the fulfillment of or compliance with the terms and provisions hereof and thereof,
(a) are within its powers, (b) will not violate any provision of law or, of its certificate of incorporation or by-laws or (c) will not result in the breach of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Borrower pursuant to any indenture or bank loan or credit agreement (other than pursuant to this Agreement) or other agreement or instrument to which the Borrower is a party. No approval, authorization, consent or other order of or registration or filing with any governmental body is required in connection with the making and performance of this Agreement, the Note or the Related Agreements.

     3.3 Financial Condition. The financial statements described in Schedule A hereto under the heading "Description of Financial Statements," heretofore delivered to the Bank, were prepared in conformity with GAAP and are correct and complete and fairly present the financial condition and the results of operations of the Borrower for the period(s) and as of the date(s) thereof with the exception of all interim statements. The Borrower has no direct or contingent liabilities not disclosed in such statements or in Schedule A hereto under the heading "Liabilities Not Disclosed in Financial Statements." Since the date of the latest financial statement delivered to the Bank, there has been no adverse change in the assets, liabilities, financial condition or business of the Borrower and, except as disclosed to the Bank in writing, no Dividends have been declared or made to shareholders.

     3.4 Information Complete. Subject to any limitations stated therein or in connection therewith, all information furnished or to be furnished by the Borrower pursuant to the terms hereof is, or will be at the time the same is furnished, accurate and complete in all respects necessary in order to make the information furnished, in the light of the circumstances under which such information is furnished, not misleading.

     3.5 Statutory Compliance. The Borrower is in compliance with all federal, state, county and municipal laws, ordinances, rules or regulations applicable to it, its property or the conduct of its business, including, without limitation, those pertaining to or concerning the employment of labor, employee benefits, public health, safety and the environment.

     3.6 Litigation. No proceedings by or before any private, public or governmental body, agency or authority and no litigation is pending, or, so far as is known to the Borrower or, a any of its officers, threatened against it except such as are disclosed in Schedule A hereto under the heading "Litigations Pending or Threatened."

     3.7 Subsidiaries, Affiliates. The Borrower has no Subsidiaries or Affiliates other than those shown on Schedule A attached hereto under the heading "Subsidiaries, Affiliates and Trade Names" and the Borrower has not invested in the stock, common or preferred, of any other corporation and there are no fixed, contingent or other obligations on the part of the Borrower to issue any additional shares of its capital stock

     3.8 Events of Default. No Event of Default has occurred and no event has occurred or is continuing which, pursuant to the provisions of Section 8, with the lapse of time and/or the giving of a notice specified therein, would constitute such an Event of Default.

     3.9 Validity. This Agreement, the Note and all Related Agreements, upon the execution and delivery thereof, will be legal, valid, binding and enforceable obligations of the Borrower or the person executing the same, as the case may be, in accordance with the terms of each.

     3.10 Title to Property. The Borrower has good and marketable title to its properties and assets subject to no mortgage, pledge, lien, security interest, encumbrance or other charge not set forth in (a) Schedule A hereto under the heading "Encumbrances Not Otherwise Disclosed" or (b) Section 6.1 hereinafter stated.

     3.11 Taxes. The Borrower has filed all tax returns and reports required to be filed by it with all federal, state or local authorities and has paid in full or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports.

     3.12 Business Name and Locations. The Borrower conducts its business solely in its own name without the use of a trade name or the intervention of or through any other entity of any kind, other than as disclosed on Schedule A under the heading "Subsidiaries, Affiliates and Trade Names." All books and records relating to Borrower's assets are located at the Borrower's chief executive office as set forth above and its other places and locations, where its assets are located, are as set forth on Schedule A hereto under the heading "Places of Business."

     3.13 Notices of Environmental Problems. The Borrower and any tenants have not given nor have they received, any notice that: (a) there has been a release, or there is a threat of release, of toxic substances or hazardous wastes from any real property owned or operated by the Borrower, (b) the Borrower or any tenants may be or is liable for the costs of cleaning up or responding to a release of any toxic substances or hazardous wastes; or (c) any of such real property is subject to a lien for any liability arising from costs incurred in response to a release of toxic substances or hazardous wastes.


                         Section 4. Conditions Precedent

     4.1 The initial Advance under the Line of Credit shall be subject to the following conditions precedent:

     (a)  Approval  of  Bank  Counsel.   All  legal  matters   incident  to  the
transactions hereby contemplated shall be reasonably satisfactory to counsel for the Bank.

     (b) Proof of Action. The Bank shall have received such documents evidencing the Borrower's power to execute and deliver this Agreement, the Note and the Related Agreements as the Bank or its counsel shall reasonably request.

     (c) The Note, Related Agreements and Documents. The Borrower shall have delivered to the Bank the Note, this Agreement and the Related Agreements and such other documents as the Bank may reasonably request.

     4.2 Every Advance under the Line of Credit shall be subject to the following conditions precedent that:

     (a) No Event of Default. No Event of Default has occurred and is continuing and no event has occurred or is continuing which, pursuant to the provisions of
Section 8, with the lapse of time and/or the giving of a notice as specified therein, would constitute an Event of Default.

     (b) No Material Adverse Change. There has been no material adverse change in the assets, liabilities, financial condition or business of the borrower or any Guarantor since the date of any financial statements delivered to the Bank before or after the date of this Agreement.

     (c) Representations and Warranties. That the representations and warranties contained in Sections 3.1 through 3.14 are true and correct, and that the Borrower shall have so certified to the Bank. Any request for a borrowing shall be deemed a certification by the Borrower as to the truth and accuracy of the representations and warranties contained in Sections 3.1 through 3.14 as of the date of such request.


                        Section 5. Affirmative Covenants

     The Borrower covenants and agrees that from the date hereof until payment in full of the Note, the performance of all Borrower's obligations hereunder and under any Related Agreement is complete and the termination of this Agreement, unless the Bank otherwise consents in writing, the Borrower shall:

     5.1 Financial Statements; Notice of Default. Deliver to the Bank (a)within forty-five (45) days after close of each of the quarters of each fiscal year of the Borrower, consolidated financial statements that are internally prepared, consisting of a balance sheet and statement of income and retained earnings for that portion of the fiscal year to date then ended, which statements shall be prepared in accordance with GAAP consistently applied; (b) within ninety (90) days after the close of each fiscal year of the Borrower, consolidated financial statements including a balance sheet as of the close of such year and statements of income and retained earnings and cash flows for the year then ended, prepared in conformity with GAAP and audited by a firm of independent certified public accountants selected by the Borrower and acceptable to the Bank; (c) within ninety (90) days after the close of each fiscal year, a copy of the Borrowers' form 10k as filed with the Securities and Exchange Commission together with all schedules, exhibits and attachments thereto; (d) promptly upon the Bank's written request, such other information about the financial condition, business and operations of the Borrower, or any Guarantor (if any), as the Bank may, from time to time, reasonably request; and (e) promptly upon becoming aware of any occurrence but for the giving of notice or the passage of time which would constitute an Event of Default, notice thereof in writing. Together with any and all financial statements to be delivered to the Bank pursuant to Section 5.1, the Borrower shall submit a certificate of compliance by the president or chief financial officer of the Borrower, certifying that the Borrower is in compliance with all affirmative and negative covenants of this Agreement.

     The Borrower shall also deliver to the Bank, promptly upon receipt thereof, any management audit letter issued to the Borrower by its firm of certified public accountants.

     5.2 Insurance. (a) Keep its properties insured against fire and other hazards (so called "All Risk" coverage) in amounts and with companies reasonably satisfactory to the Bank to the same extent and covering such risks as is customary in the same or a similar business, (b) maintain public liability coverage against claims for personal injuries or death, and (c) maintain all worker's compensation, employment or similar insurance as may be required by applicable law. Such All Risk property insurance coverage shall provide for a minimum of thirty (30) days' written cancellation notice to the Bank. Borrower agrees to deliver certificates of insurance to the Bank upon request.

     5.3 Compliance with Laws; Payment of Taxes and Other Liens. Comply in all respects with all federal, state, county and municipal laws, rules, ordinances and regulations applicable to Borrower, Borrower's business or property, including without limitation, those pertaining to or concerning the employment of labor, employee benefits, public health, safety and the environment. The Borrower shall pay all taxes, assessments, governmental charges or levies, or claims for labor, supplies, rent and other obligations made against Borrower or Borrower's property which, if unpaid, might become a lien or charge against the Borrower or Borrower's property, except liabilities being contested in good faith and against which, if requested by the Bank, the Borrower shall maintain reasonable reserves.

     5.4 Chief Executive Office and Places of Business. Keep its chief executive office, principal places of business and locations of assets at the locations set forth in this Agreement and maintain its principal places of business, its chief executive office and locations of assets at said locations or, in the event that the Borrower changes any of such locations or adds any new locations, Borrower shall promptly give Bank written notice of any change in any of such addresses or such new locations. All business records of the Borrower, including those pertaining to all accounts and contract rights, shall be kept at the said chief executive office of the Borrower unless prior written notice is given to the Bank with respect to a change of location.

     5.5 Inspection. Allow the Bank by or through any of its officers, agents, attorneys, or accountants designated by it, for the purpose of ascertaining whether or not the provisions hereof and of any Related Agreement, instrument or document is being performed and for the purpose of examining the assets of the Borrower and the records relating thereto, to enter the offices, and plants of the Borrower to examine or inspect any of the properties, books and records or extracts therefrom and to discuss the affairs, finances and accounts thereof with the Borrower with prior notification and consent; such consent not to be unreasonably withheld, all at reasonable times and as often as the Bank may reasonably request.

     5.6 Litigation. Promptly advise the Bank of the commencement of litigation, including arbitration proceedings and any proceedings before any governmental agency, which might have a material adverse effect upon the assets, liabilities, financial condition or business of the Borrower, or where the amount involved is $100,000.00 or more.

     5.7 Notices of Environmental and Labor Actions and Claims. Promptly notify the Bank in writing of (a) any enforcement, clean-up, removal or other action instituted by any federal, state, county or municipal authority or agency pursuant to any public health, safety or environmental laws, rules, ordinances and regulations, (b) any and all claims made by any third party against Borrower or any real property owned or operated by either relating to the existence of, or damage, loss or injury from any toxic substances or hazardous wastes or any other conditions constituting actual or potential violations of such laws, rules, ordinances or regulations and (c) any enforcement or compliance action, instituted or claim made by any federal or state authority relating to the employment of labor or employee benefits.

     5.8 Maintenance of Existence. Continue to conduct its business as presently conducted, maintain its existence and maintain its properties in good repair, working order and operating condition. The Borrower shall promptly notify the Bank of any event causing material loss or unusual depreciation in the value of its business assets and the amount of same.

     5.9 Performance. Comply with all terms and conditions of this Agreement, the Related Agreements and the Note and pay all debts of the Borrower before the same shall become delinquent.

     5.10 Covenant to Secure Equally and Ratably. Secure the Note or cause the Note to be secured equally and ratably with any and all Indebtedness secured by any lien or encumbrance created after the date hereof by the Borrower or any Subsidiary upon any of its property or assets, whether owned or hereafter acquired, other than liens or encumbrances permitted pursuant to Section 6.1 hereof.

     5.11 Deposits. Maintain the Bank as its principal bank of deposit and account.

     5.12 Use of Proceeds. The Borrower shall use the proceeds of each Advance for: (a) general commercial purposes, provided that no part of such proceeds will be used, in whole or in part, for the purpose of (i) purchasing or carrying any "margin stock" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or (ii) acquiring all or substantially all of the assets or stock of, or otherwise investing in, any person, firm or corporation; or (b) the repurchase of Borrower's capital stock, provided that no more than $2,500,000, in the aggregate, of Advances may be used for this purpose from the date hereof through the Termination Date, however, upon the written consent of the Bank, in its sole and absolute discretion, the Borrower may be permitted to use up to an additional $2,500,000 of Advances for the repurchase of Borrower's capital stock through the Termination Date (collectively, "Stock Repurchase Advances").

     5.13 Victorinox Contract. The Borrower shall maintain in full force and effect the exclusive distribution agreement with Victorinox Cutlery Company, dated December 12, 1983, as amended and modified from time to time (the "Victorinox Cutlery Contract"). The Borrower will not modify or amend the Victorinox Cutlery Contract so as to disturb its status as the exclusive distributor thereunder without the prior express written consent of the Bank.

                          Section 6. Negative Covenants

     The Borrower covenants and agrees that until payment is made in full of the Note, the performance of all Borrower's obligations hereunder and under any Related Agreement is complete and the termination of this Agreement, unless the Bank otherwise consents in writing which consent shall not be unreasonably withheld, the Borrower shall not:

     6.1 Encumbrances. Incur or permit to exist any lien, mortgage, security interest, pledge, charge or other encumbrance against any of its property or assets (including, without limitation, the Victorinox Cutlery Contract), whether now owned or hereafter acquired (including, without limitation, any lien or encumbrance relating to any response, removal or clean-up of any toxic substances or hazardous wastes), except: (a) pledges or deposits in connection with or to secure workers' compensation and unemployment insurance; (b) tax liens which are being contested in good faith and in compliance with Section 5.3 hereof; (c)liens, mortgages, security interests, pledges, charges or other encumbrances in favor of the Bank or specifically permitted, in writing, by the Bank; and (d) purchase money security interests provided such purchase money security interest does not attach to any property other than the property being acquired with the proceeds of purchase money security interest indebtedness permitted under Section 6.2 hereof.

     6.2 Limitation on Indebtedness. Create or incur any Indebtedness for borrowed money, become liable, either actually or contingently, in respect of letters of credit or banker's acceptances or issue or sell any obligations of the Borrower, excluding, however, from the operation of this covenant: (a) the Line of Credit hereunder and all other Indebtedness of the Borrower to the Bank;
(b) Indebtedness subordinated in payment and priority to all Indebtedness of the Borrower to the Bank in writing and in form and substance reasonably satisfactory to the Bank; (c) trade debt incurred in the ordinary course of business; (d) Indebtedness secured by a purchase money security interest, provided such Indebtedness does not exceed the lesser of (i) the purchase price or (ii) the value of the property acquired with the proceeds thereof;
(e) obligations in connection with performance bonds which the Borrower is required to provide in the ordinary course of its business; and (f) Indebtedness to financial institutions under or pursuant to foreign currency exchange facilities.

     6.3 Disposition of Assets. Without prior notice to the Bank sell, lease, pledge, transfer or otherwise dispose of all or any of its assets whether now owned or hereafter acquired except for liens or encumbrances required or permitted hereby or by any Related Agreement, except (a) sales of inventory in the ordinary course of business; (b) sales of machinery, equipment and inventory which has become obsolete and is no longer used or useful; (c) sales of machinery or equipment in the ordinary course of business if such machinery and equipment is replaced with other similar equipment or machinery; (d) sales of any assets not described in (a), (b), or (c) above, having an aggregate value not in the excess of $50,000 in any year calculated on a consolidated basis; and
(e) a lien on the currency or contracts which are the subject of any foreign exchange transaction.

     6.4 Contingent Liabilities. Without prior notice to the Bank (Bank consent not required) assume, guarantee, endorse or otherwise become liable upon the obligations of any person, firm or corporation except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

     6.5 Consolidation or Merger. Merge or consolidate with, or acquire all or substantially all of the assets of, or make any investment in the securities of, any other person, firm, corporation, or other entity, except that (a) the Borrower may merge or consolidate with one or more of its Subsidiaries, provided that the Borrower is the surviving corporation, or, if it is not the surviving corporation, the surviving corporation assumes all of the Borrower's liabilities hereunder and under the Note and the Security Agreement; (b) the Borrower's Subsidiaries may merge or consolidate with one another so long as the surviving corporation is a Guarantor hereunder; and (c) Borrower may issue shares of its stock, without dollar limitation, and Borrower may expend up to $15,000,000 in cash or cash equivalents, in the aggregate, during the term of this Agreement, as modified, to merge with or acquire all or any portion of the securities, or all or any portion of the assets, of any person, firm, corporation, or other entity, provided that following such merger, securities acquisition, or asset acquisition, there exists no Event of Default hereunder or any event or condition which, with the passage of time or the giving of notice or both, would constitute an Event of Default hereunder.

     The acquisition by the Borrower of all or substantially all of the assets, together with the assumption of all or substantially all of the obligations and liabilities, of any corporation shall be deemed to be a consolidation of such corporation with the Borrower.

     6.6 Loans, Advances, Investments. Subject to Sections 5.12 and 6.14 of this Agreement, purchase or otherwise acquire any shares of stock or obligations of, or make loans or advances to, or investments in, any individual, firm, entity or corporation through Advances under this Line of Credit.

     6.7 Dividends. Declare or pay dividends or make any distributions of its property or assets upon any of its stock or make any loans, advances, or extension of credit to any of its stockholders unless no Event of Default, or any event or condition which with the passage of time, the giving of notice or both would constitute an Event of Default, is existing hereunder at the time of or immediately following such transaction; provided, however, that, notwithstanding this Section: (1) any Subsidiaries of the Borrower may declare or pay dividends or make distributions of its property or assets upon any of its stock to the Borrower or make loans, advances or extensions of credit to the Borrower, (2) the Borrower or any Subsidiary may extend credit to any customer of the Borrower or such Subsidiary who is also a stockholder of the Borrower or such Subsidiary, provided such extension of credit meets the standards set forth in Section 6.8 below; and (3) the Borrower and any Subsidiary may make loans or advances to any other person or entity, provided that the aggregate amount of all such loans or advances outstanding at any time does not exceed $150,000.

     6.8 Transactions with Subsidiaries and Affiliates. Enter into, or be a party to, any transaction with any Subsidiary or Affiliate (including, without limitation, transactions involving the purchase, sale or exchange of property, the rendering of services or the sale of stock) except in the ordinary course of business pursuant to the reasonable requirements of the Borrower and upon fair and reasonable terms no less favorable to the Borrower than Borrower would obtain in a comparable arm's-length transaction with a person other than a Subsidiary or an Affiliate.

     6.9 Change of Name or Location. Without prior notice to the Bank change its name or conduct its business under any trade name or style other than as herein above set forth or change its chief executive office, or if the Borrower is an individual with no place of business, its residence, places of business or the present locations of its assets or records relating thereto from those address(es) herein above set forth.

     6.10 Subsidiaries, Affiliates. Without prior notice to the Bank (acquire, form or dispose of any Subsidiary or Affiliate or acquire all or substantially all or any portion of the stock or assets of any other person, firm or corporation.

     6.11 Management, Capital Structure, Accounting Methods. Make or consent to a change in the ownership or capital structure of the Borrower, or make a change in the management of the Borrower or in the manner in which the business of the Borrower is conducted or in its method of accounting.

     6.12 Use of Property. Allow any business or activity to be conducted on real property owned or occupied by the Borrower that uses, manufacturers, treats, stores or disposes of any toxic substances or hazardous wastes which are prohibited or regulated under any public health, safety or environmental law, rule, ordinance or regulation or contrary to the provisions of any insurance policy.

     6.13 Grant of Negative Pledge. Enter into any agreement with any person or entity (other than the Bank) in which the Borrower agrees not to create or suffer to exist any liens or encumbrances of any kind on any property of the Borrower, except that the Borrower may enter into such an agreement with respect to assets which are subject to liens permitted under Section 6.1.

     6.14 Acquisition of Stock of Borrower. Purchase, acquire, redeem or retire, or make any commitment to purchase, acquire, redeem or retire any of the capital stock of the Borrower, whether now or hereafter outstanding, except: (a) as permitted pursuant to Section 5.12 of this Agreement; and (b) the acquiring, redeeming or repurchasing of up to 400,000 shares of the capital stock of the Borrower ("Permitted Stock Repurchases").

     6.15 Transactions with Victorinox Cutlery Company. Make any distributions of its assets or any loans, advances or extensions of credit to Victorinox Cutlery Company, except in the ordinary course of business as reasonable payment for goods or services actually received.

                         Section 7. Financial Covenants

     The Borrower covenants and agrees that until payment is made in full of the Note, the performance of Borrower's obligations hereunder and under any Related Agreement is complete and the termination of this Agreement, unless the Bank otherwise consents in writing:

     7.1 Calculation of Financial Covenants. The calculation of the financial covenants set forth in this Section 7 shall be measured against the Borrower's financial statements required to be delivered to the Bank pursuant to Section
3.1 of this Agreement on a Consolidated basis.

     All financial covenants set forth below are to be tested quarterly.

     7.2 Intentionally Omitted.

     7.3 Current Ratio. Borrower shall not permit its Current Ratio to be less than 2.5 to 1.0.

     7.4 Intentionally Omitted.

     7.5 Tangible Net Worth: Borrower shall not permit the sum of Tangible Net Worth plus the lesser of (i) the aggregate amount expended in making Permitted Stock Repurchases or (ii) $5,000,000, to be less than $71,500,000 as of September 30, 1998, and not less than $72,500,000 as of December 31, 1998 and thereafter.

     7.6 Intentionally Omitted.

     7.7 Total Liabilities to Tangible Net Worth Ratio. Borrower shall not permit its ratio of Total Liabilities to the sum of Tangible Net Worth plus the lesser of (i) the aggregate amount expended in making Permitted Stock Repurchase Repurchases or (ii) $5,000,000, to be less than .75 to 1.0.

     7.8 - 7.9 Intentionally Omitted.

     7.10 Interest Coverage Ratio: Borrower shall not permit the Interest Coverage Ratio to be less than 1.5 to 1.0.

                          Section 8. Events of Default

     If any one or more of the following "Events of Default" shall occur and be continuing:

     8.1 Failure to make due payment of the principal of the Note, or in the payment of interest on the Note or in the payment of any other liability owing by the Borrower to the Bank within 10 days of the due date, now existing or hereinafter incurred, whether direct or contingent; or

     8.2 Failure by the Borrower to observe or perform any covenant contained in Sections 5, 6 or 7 hereof, or failure by the Borrower to perform any of its obligations under any Related Agreement; or

     8.3 Failure by the Borrower to perform any act, duty, obligation or other agreement contained herein and not otherwise constituting an Event of Default hereunder which shall occur and continue without correction for thirty (30) days following the Bank giving the Borrower notice thereof; or

     8.4 Any representation or warranty made by the Borrower herein or in any Related Agreement, or any statement, certificate or other data furnished by the Borrower in connection herewith or with any Related Agreement, proves to have been incorrect when made in any material respect; or

     8.5 A judgment or judgments for the payment of money shall be rendered against the Borrower, and any such judgment shall remain unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution; or

     8.6 Any levy, seizure, attachment, execution or similar process shall be issued or levied on any of the Borrower's property in excess of $100,000 and Borrower shall not in good faith be contesting such situation; or

     8.7 The Borrower shall (a) apply for or consent to the appointment of a receiver, conservator, trustee or liquidator of all or a substantial part of any of its assets; (b) be unable, or admit in writing its inability to pay its debts as they mature; (c) file or permit the filing of any petition, case, arrangement, reorganization, or the like under any insolvency or bankruptcy law, or the adjudication of it as a bankrupt, or the making of an assignment for the benefit of creditors or the consenting to any form of arrangement for the satisfaction settlement or delay of debt or the appointment of a receiver for all or any part of its properties; or (d) take any action for the purpose of effecting any of the foregoing; or

     8.8 An order, judgment or decree shall be entered, or a case shall be commenced, against the Borrower, without the application, approval or consent of the Borrower by or in any court of competent jurisdiction, approving a petition or permitting the commencement of a case seeking reorganization or liquidation of the Borrower or appointing a receiver, trustee, conservator or liquidator of the Borrower or of all or a substantial part of its assets and Borrower, by any act, indicates its approval thereof, consent thereto, or acquiescence therein, or such order, judgment, decree or case shall continue unstayed and in effect for any period of one hundred twenty (120) consecutive days; or

     8.9  The  Borrower  shall  dissolve  or  liquidate,   or  be  dissolved  or
liquidated, or cease to legally exist; or

     8.10 Intentionally Omitted; or

     8.11 failure by the Borrower to pay any other Indebtedness in an amount in excess of $100,000, whether contingent or otherwise and if such other Indebtedness shall be accelerated; unless such other Indebtedness is subject to a bona fide dispute and the Borrower maintains on its books an adequate reserve with respect to such Indebtedness; or

     8.12 Any material adverse change in the assets, liabilities, financial condition or business of the Borrower has occurred since the date of any financial statements delivered to the Bank before or after the date of this Agreement which condition shall remain in effect for thirty (30) days after notice and an opportunity to cure;

     then, and in such event, the Bank may declare the then outstanding principal balance and all interest accrued on the Note and all applicable late charges and surcharges and all other liabilities and obligations of the Borrower to the Bank to be forthwith due and payable, whereupon the same shall become forthwith due and payable, the availability of the Line of Credit shall be deemed to be automatically terminated, and the Bank may exercise its rights and remedies under this Agreement and the Related Agreements; all of the foregoing without presentment or demand for payment, notice of non-payment, protest or any other notice or demand of any kind, all of which are expressly waived by the Borrower and each Guarantor.


                        Section 9. Intentionally Omitted

                            Section 10. Miscellaneous

     10.1 Waivers.

     (a) Borrower hereby waives presentment, demand, notice, protest, notice of acceptance of this Agreement, notices of advances made, credit extended, collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to this Agreement, the Related Agreements, the Note and any collateral now or hereafter securing the Note, Borrower assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Bank may deem advisable. The Bank shall not be deemed to have waived any of its rights upon or under any document or agreement relating to the liabilities of the Borrower, unless such waiver be in writing and signed by the Bank. No delay or omission on the part of the Bank in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. The Bank may revoke any permission or waiver previously granted to Borrower such revocation shall be effective whether given orally or in writing. All rights and remedies of the Bank with respect to this Agreement, the Related Agreements or the Note whether evidenced hereby or by any other instrument or document, shall be cumulative and may be exercised singularly or concurrently.

     (b) BORROWER AND BANK MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE NOTE OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BANK TO ACCEPT THE NOTE AND MAKE THE LOAN.

     (c) BORROWER (i) ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS AGREEMENT IS A PART IS A COMMERCIAL TRANSACTION AND (ii) TO THE EXTENT PERMITTED BY ANY STATE OR FEDERAL LAW, WAIVES THE RIGHT ANY OF THEM MAY HAVE TO PRIOR NOTICE OF AND A HEARING AND THE POSTING OF A BOND ON THE RIGHT OF ANY HOLDER OF THE NOTE TO ANY REMEDY OR COMBINATION OF REMEDIES THAT ENABLES SAID HOLDER BY WAY OF ATTACHMENT, FOREIGN ATTACHMENT, GARNISHMENT OR REPLEVIN, TO DEPRIVE BORROWER OR ANY GUARANTOR OF ANY OF THEIR PROPERTY, AT ANY TIME, PRIOR TO FINAL JUDGMENT IN ANY LITIGATION INSTITUTED IN CONNECTION WITH THIS AGREEMENT.

     10.2 Notices. All other notices, requests or demands to or upon a party to this Agreement shall be given or made by the other party hereto in writing, in person or by depositing in the mails postage prepaid, return receipt requested addressed to the addressee at the address set forth above or to such other addresses as such addressee may have designated in writing to the other party hereto. No other method of giving any notice, request or demand is hereby precluded.

     10.3 Expenses; Additional Documents. The Borrower will pay all taxes levied or assessed upon the principal sum of the Advances made against the Bank and all reasonable expenses arising out of the preparation, administration, amendment, waiver, modification, protection, collection and/or other enforcement of this Agreement, the Related Agreements, and the Note. The Borrower will, from time to time, at its expense, execute and deliver to the Bank all such other and further instruments and documents as the Bank shall reasonably request.

     10.4 Lien, Security Interest and Set Off. Borrower hereby grants to Bank, a lien, security interest and right of setoff as security for all liabilities and obligations to Bank, whether now existing or hereafter arising, upon and against all deposits and credits, now or hereafter in the possession, custody, safekeeping or control of Bank or in transit to the Bank. At any time, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured.

     10.5 Indemnification. The Borrower agrees to defend, indemnify and hold harmless the Bank and any participants, successors or assigns of the Bank and the officers, directors, employees and agents of each of them from and against any and all losses, claims, liabilities, asserted liabilities, reasonable costs and expenses, including, without limitation, reasonable costs of litigation and reasonable attorneys' fees (both the allocated costs of internal counsel and outside counsel) incurred in connection with any and all claims or proceedings for bodily injury, property damage, abatement or remediation, environmental damage or impairment or any other injury or damage (including all foreseeable damage) or any diminution in value of any real property resulting from or relating, directly or indirectly, to (a) a release into the environment of any toxic substances or hazardous wastes (a "Release") a threatened Release, the existence or removal of any toxic substances or hazardous wastes on, into, from, through or under any real property owned or operated by the Borrower or any Guarantor (whether or not such Release caused by Borrower, or Borrower Affiliate, tenant, subtenant, prior owner or prior tenant or any other Person and whether or not the alleged liability is attributable to the handling, storage, generation, transportation or disposal of toxic substances or hazardous wastes or the mere presence of such toxic substances or hazardous wastes) or (b) the breach or alleged breach by Borrower of any federal, state or local law or regulation concerning public health, safety or the environment with respect to any real property owned or operated by the Borrower and/or any business conducted thereon.

     10.6 Stamp Tax. The Borrower will pay any stamp or other tax which becomes payable in respect of the Note, this Agreement or the Related Agreements.

     10.7 Schedule A. Schedule A which is attached hereto is and shall constitute a part of this Agreement.

     10.8 Connecticut Law. This Agreement, the Related Agreements and the rights and obligations of the parties hereunder and thereunder shall be construed and interpreted in accordance with the laws of Connecticut. The Borrower and each Guarantor agree that the execution of this Agreement and Related Agreements and the performance of the Borrower's obligations hereunder and thereunder shall be deemed to have a Connecticut situs and the Borrower shall be subject to the personal jurisdiction of the courts of the State of Connecticut with respect to any action the Bank or its successors or assigns may commence hereunder or thereunder. Accordingly, the Borrower hereby specifically and irrevocably consents to the jurisdiction of the courts of the State of Connecticut with respect to all matters concerning this Agreement, the Related Agreements, the Note, or the enforcement of any of the foregoing.

     10.9 Survival of Representations. All representations, warranties, covenants and agreements herein contained or made in writing in connection with this Agreement shall survive the execution and delivery of the Note, shall continue in full force and effect until all amounts payable on account of the Note, the Related Agreements and this Agreement shall have been paid in full and this Agreement has been terminated.

     10.10 Severability. If any provision of this Agreement shall to any extent be held invalid or unenforceable, then only such provision shall be deemed ineffective and the remainder of this Agreement shall not be affected.

     10.11 Integration; Modifications. This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. No modification or amendment hereof shall be effective unless the same shall be in writing and signed by the parties hereto.

     10.12 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Borrower, the Bank and their respective successors and assigns.

     10.13 Pledge by Bank to Federal Reserve. Bank may at any time pledge all or any portion of its rights under this Agreement or the Note including any portion of the Note to any of the twelve (12) Federal Reserve Banks organized under
Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release Bank from its obligations under this Agreement or any of the Related Agreements.

     10.14 Lost, Stolen, Destroyed or Mutilated Documents. Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction or mutilation of the Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor.

     10.15 Assignment of Bank's Interest. Bank shall have the unrestricted right at any time or from time to time, and without Borrower's or any Guarantor's consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an "Assignee"), and Borrower and each Guarantor agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as Bank shall deem necessary to effect the foregoing. In addition, at the request of Bank and any such Assignee, Borrower shall issue one or more new promissory notes, as applicable, to any such Assignee, and, if Bank has retained any of its rights and obligations hereunder following such assignment, to Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Bank, and such Assignees, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Bank pursuant to the assignment documentation between Bank and such Assignee, and Bank shall be released from its obligations hereunder and thereunder to a corresponding extent.

     10.16 Participations. Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower or any Guarantor to grant to one or more banks or other financial institutions (each a "Participant") participating interest in Bank's obligation to lend hereunder and/or any or all of the loans held by Bank hereunder. In the event of any such grant by Bank of a participating interest to a Participant, whether or not upon notice to Borrower, Bank shall remain responsible for the performance of its obligations hereunder and Borrower shall continue to deal solely and directly with Bank in connection with Bank's rights and obligations hereunder.

     Bank may furnish any information concerning Borrower in its possession from time to time to prospective Assignees and Participants, provided that Bank shall require any such prospective Assignee or Participant to agree in writing to maintain the confidentiality of such information.

     IN WITNESS WHEREOF, the parties hereto have caused this Commercial Revolving Line of Credit Agreement to be duly executed as a sealed instrument as of the day and year first above written.


                                                     SWISS ARMY BRANDS, INC.

Witness:

                                    By  Thomas M. Lupinski
                                    Its





                                                     FLEET NATIONAL BANK

Witness:

                                    By
                                    Its

                                   SCHEDULE A

Annexed to and made a part of the Commercial Revolving Line of Credit Agreement of even date between FLEET NATIONAL BANK and SWISS ARMY BRANDS, INC. (defined in said Commercial Revolving Line of Credit Agreement as the Borrower).

Description of Financial Statements (See Section 3.3 of Agreement):

Liabilities Not Disclosed in Financial Statements (Section 3.3 of Agreement):

Litigation, Pending or Threatened (See Section 3.6 of Agreement):

 See addendum to Schedule A.

Subsidiaries, Affiliates and Trade Names-list name and state of organization of each Subsidiary and Affiliate (See Section 3.7 of Agreement) and percentage ownership if less than 100% and list each Trade Name used by Borrower (See
Section 3.13 of Agreement):


Encumbrances Not Otherwise Disclosed (See Section 3.11 of Agreement):


Places of Business (See Section 3.13 of Agreement):
Chief Executive Office and location of material assets.





Related Agreements (See Section 1 of Agreement, Definitions):

Borrowing Resolution
Opinion of Counsel
             Guarantees
             Commercial Transaction Waiver